Exhibit 99.A

News
For Immediate Release

El Paso Pipeline Partners, L.P. Declares Prorated Quarterly Distribution (updated)

HOUSTON, TEXAS, January 25, 2008—El Paso Pipeline Partners, L.P. (NYSE: EPB) announced today that the Board of Directors of its general partner has declared a prorated quarterly cash distribution of $0.12813 per unit, for the fourth quarter of 2007.  This cash distribution will be paid February 14, 2008, on all outstanding common and subordinated units to holders of record as of the close of business on February 4, 2008.

The distribution is the first declared by the partnership and corresponds to the minimum quarterly distribution of $0.28750 per unit per quarter, or $1.15 per unit on an annualized basis, prorated for the partial quarter following the closing of the partnership’s initial public offering on November 21, 2007.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation in 2007 to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 56.2 million limited partner units and 1.7 million general partner units. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 10 percent interest in each of the Colorado Interstate Gas Company and Southern Natural Gas Company interstate pipelines, which operate in the Rocky Mountain and southeastern regions of the United States, respectively.  For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

Note: Release has been updated to reflect five decimal places for quarterly cash distribution amount.

Contacts
Investor-Media Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:    (713) 420-4417

Media Relations
Richard Wheatley, Manager
Office:   (713) 420-6828
Fax:     (713) 420-6341